                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

ColorTyme, Inc., a Texas corporation

Eagle Acquisition Sub, Inc., an Ohio corporation

Get It Now, LLC, a Delaware limited liability company

RAC Canada Finance LP, a Canadian limited partnership

RAC Canada Holdings, a Canadian partnership

RAC National Product Service, LLC, a Delaware limited liability company

RAC RR, Inc., a Delaware corporation

Remco America, Inc., a Delaware corporation

Rent-A-Center Addison, L.L.C., a Delaware limited liability company

Rent-A-Center East, Inc., a Delaware corporation

Rent-A-Center International, Inc., a Delaware corporation

Rent-A-Center Texas, L.P., a Texas limited partnership

Rent-A-Center Texas, L.L.C., a Nevada limited liability company

Rent-A-Center West, Inc., a Delaware corporation

Rent-A-Centre Canada, Ltd., a Canadian corporation